SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM N-8A
                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

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         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                  DECS TRUST IX
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                                      Name

                            c/o Puglisi & Associates
                          850 Library Avenue, Suite 204
                             Newark, Delaware 19711
                     (No. and Street, City, State, Zip Code)

              Telephone Number, including Area Code: (302) 738-6680

                Name and address of agent for service of process:

                                Donald J. Puglisi
                            c/o Puglisi & Associates
                          850 Library Avenue, Suite 204
                             Newark, Delaware 19711

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Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                      YES   [X]                  NO   [ ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the trustee of the registrant has duly caused this notification of registration to be duly signed on behalf of the registrant in the City of New York, State of New York, on the 7th day of January, 2002.

                                               DECS TRUST IX




                                               By: /s/ Donald J. Puglisi
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                                                   Donald J. Puglisi,
                                                   Trustee

Attest:

Sworn to before me this 7th day of January, 2002

     /s/ Greg F. Lavellen
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     Greg F. Lavelle
     Notary Public